FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. CLOSES SECOND TRANCHE OF FINANCING FOR AN ADDITIONAL $2.16 MILLION

Virginia Beach, VA – February 6, 2014 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”) announced today the completion of a private placement of $2.16 million of non-convertible senior notes and warrants to purchase shares of Wheeler common stock to 14 accredited investors. The notes have an aggregate principal amount of $2.16 million and bear interest of 9% per annum. The warrants issued permit investors to purchase an aggregate 227,372 shares of Wheeler common stock at an exercise price of $4.75 per share. The warrants have five year terms and are not exercisable unless the Company obtains shareholder approval for the transaction.

As previously announced, Wheeler completed the initial portion of this financing on December 16, 2013 when it issued $10 million in 9% convertible and non-convertible senior notes and warrants to purchase an aggregate of 421,053 shares of Wheeler common stock to 8 accredited investors.

Wheeler intends to use the proceeds from these financings for property acquisitions and general working capital.

Maxim Group, LLC acted as the lead placement agent and Newbridge Securities Corporation acted as co-placement agent for the financing.

About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-Looking Statement

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Specifically, references to the Company’s intent to utilize net proceeds of this offering to acquire additional properties are forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks

Wheeler Real Estate Investment Trust Inc. February 6, 2013	Page 2

and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. Wheeler Real Estate Investment Trust, Inc. disclaims all obligations to update any forward-looking statements.

CONTACT:	-OR-	INVESTOR RELATIONS:
Wheeler Real Estate Investment Trust Inc. Robin Hanisch Corporate Secretary (757) 627-9088 / robin@whlr.us		The Equity Group Inc. Adam Prior Senior Vice-President (212) 836-9606 / aprior@equityny.com

Terry Downs Associate (212) 836-9615 / tdowns@equityny.com